EXCESS EXPENSE AGREEMENT

Excess Expense Agreement dated as of [                    ], between POWERSHARES EXCHANGE-TRADED FUND TRUST II, a Massachusetts business trust (the “Trust”) and INVESCO POWERSHARES CAPITAL MANAGEMENT LLC (the “Adviser”), a Delaware limited liability company registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

WHEREAS, Invesco PowerShares Capital Management LLC is the investment adviser of the Trust;

WHEREAS, the Adviser agrees to waive fees and/or absorb certain expenses of the funds of the Trust listed in Schedule A (the “Funds”), each a portfolio of the Trust, in order to maintain expense ratios of the Funds at or below a predetermined level (the “Expense Caps”); and

WHEREAS, the Trust desires to induce the Adviser to waive fees and/or absorb expenses of the Funds to the extent necessary to maintain the expense ratios of the Funds at or below the Expense Caps.

NOW, THEREFORE, the parties hereto agree as follows:

1. The Adviser agrees to waive the advisory fee and/or reimburse expenses for the Funds as follows:

(a) to the extent necessary to prevent the operating expenses of each Fund listed on Schedule A (excluding interest expenses, licensing fees, offering costs, brokerage commissions and other trading expenses, taxes, Acquired Fund Fees and Expenses (as defined in SEC Form N-1A) and extraordinary expenses) from exceeding the percentage of average daily net assets set forth in Schedule A, at least until the date set forth in Schedule A. Except as set forth below, the offering costs excluded from the Expense Caps are: (a) initial legal fees pertaining to the Funds’ shares offered for sale; (b) initial SEC and state registration fees; and (c) initial fees paid to be listed on an exchange.

2. Subject to the limitations specified below, each Fund listed on Schedule A shall reimburse the Adviser, without interest, for fees waived and/or expenses absorbed by the Adviser for the purpose of maintaining the Fund’s expense ratio at or below its Expense Cap (the “Reimbursement Payments”).

3. The Adviser shall be entitled to Reimbursement Payments from a Fund on the earliest date that any such payments may be made without thereby causing the Fund to (i) exceed its Expense Cap then in effect, or (ii) if the Expense Cap is no longer in effect, exceed an expense ratio equal to the most recent applicable Expense Cap (the “Maximum Expense Level”), but shall have no right to any Reimbursement Payments from the Fund to the extent any such payment would result in the Fund exceeding its Expense Cap or Maximum Expense Level.

4. The Funds’ obligations to make Reimbursement Payments with respect to any particular fees waived, and/or expenses absorbed, shall expire three years from the date the fee or expense would otherwise have been accrued by the Fund, and may be terminated by the Trust or the Adviser, without penalty, upon 60 days prior written notice.

5. The Adviser shall, upon termination of the Agreement, have no claim against the Trust or the Funds for any unreimbursed amounts.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

POWERSHARES EXCHANGE-TRADED FUND TRUST II

By:
Name: Anna Paglia Title: Secretary

INVESCO POWERSHARES CAPITAL MANAGEMENT LLC

By:
Name: Anna Paglia Title: Head of Legal

SCHEDULE A

(as of [            ])

Portfolio	Expense Cap (%)	Date of Expiration of Expense Cap
PowerShares Canadian Energy Income Portfolio	0.66	[ ]
PowerShares China Real Estate Portfolio	0.70	[ ]
PowerShares China Small Cap Portfolio	0.75	[ ]
PowerShares Frontier Markets Portfolio	0.70	[ ]
PowerShares Zacks International Multi-Asset Income Portfolio	0.85	[ ]
PowerShares MSCI Global Timber Portfolio	0.55	[ ]
PowerShares S&P Global Dividend Opportunities Index Portfolio	0.64	[ ]
PowerShares S&P Global Water Index Portfolio	0.61	[ ]
PowerShares Solar Portfolio	0.70	[ ]

POWERSHARES EXCHANGE-TRADED FUND TRUST II

By:
Name:	Anna Paglia
Title:	Secretary

INVESCO POWERSHARES CAPITAL MANAGEMENT LLC

By:
Name:	Anna Paglia
Title:	Head of Legal